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                                                                    EXHIBIT 4.6

                          CERTIFICATE OF DETERMINATION
                                       OF
                               BIKERS DREAM, INC.

        Herm Rosenman and Anne Todd hereby certify that:

        A. They are the chief executive officer and secretary, respectively, of Bikers Dream, Inc., a California corporation.

        B. The number of shares of Series D Convertible Preferred Stock is 3,500, none of which has been issued.

        C. The board of directors duly adopted the following resolutions:

        WHEREAS, the articles of incorporation authorize the Preferred Stock of the corporation to be issued in series and authorize the board of directors to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series, NOW THEREFORE IT IS:

        RESOLVED, that the board of directors does hereby establish a new series of Preferred Stock as follows:

        1. Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series D 5% Cumulative Convertible Preferred Stock (the "Series D Preferred Stock"). The number of shares of Series D Preferred Stock shall be 3,500. Each share of Series D Preferred Stock shall have a stated value equal to $1,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Stated Value"), and a par value of $0.01 per Series D Preferred Share.

        2. Dividends.

           (a) The Holders of outstanding shares of Series D Preferred Stock shall be entitled to receive preferential dividends in cash out of any funds of the Corporation legally available at the time for declaration of dividends before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, Series A Preferred Stock, Series B


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Convertible Preferred Stock, Series C Convertible Preferred Stock or other class of stock presently authorized or to be authorized (the Common Stock, Series A Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and such other stock being hereinafter collectively the "Junior Stock") at the rate of 5% simple interest per annum on the Stated Value per share payable quarterly commencing with the quarter ending March 31, 1999 when as and if declared; provided however that dividend payments will be made in additional fully paid and non assessable shares of Series D Preferred Stock at a rate of one share of Series D Preferred Stock for each $1,000 of such dividend not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividend. Dividends may be paid at the Company's option with Series D Preferred Stock only if the Common Stock deliverable upon conversion of such Series D Preferred Stock will have been included for public resale in an effective registration statement filed with the Securities and Exchange Commission on the dates such dividends are payable and paid to the Holder, otherwise the dividend will be paid in cash.

               (b) The dividends on the Series D Preferred Stock at the rates provided above shall be cumulative whether or not earned so that if at any time full cumulative dividends at the rate aforesaid on all shares of the Series D Preferred Stock then outstanding from the date from and after which dividends thereon are cumulative to the end of the quarterly dividend period next preceding such time shall not have been paid or declared and set apart for payment, or if the full dividend on all such outstanding Series D Preferred Stock for the then current dividend period shall not have been paid or declared and set apart for payment, the amount of the deficiency shall be paid or declared and set apart for payment (but without interest thereon) before any sum shall be set apart for or applied by the Corporation or a subsidiary of the Corporation to the purchase, redemption or other acquisition of the Series D Preferred Stock or any shares of any other class of stock ranking on a parity with the Series D Preferred Stock ("Parity Stock") and before any dividend or other distribution shall be paid or declared and set apart for payment on any Junior Stock and before any sum shall be set aside for or applied to the purchase, redemption or other acquisition of Junior Stock.

               (c) Dividends on all shares of the Series D Preferred Stock shall begin to accrue and be cumulative from and after the date of issuance thereof. A dividend period shall be deemed to commence on the day following a quarterly dividend payment date


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herein specified and to end on the next succeeding quarterly dividend payment date herein specified.

        3.     Liquidation Rights.

               (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the Holders of the Series D Preferred Stock shall be entitled to receive before any payment or distribution shall be made on the Junior Stock (specifically including, without limitation, Series A Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock), out of the assets of the Corporation available for distribution to stockholders, the Stated Value per share of Series D Preferred Stock and all accrued and unpaid dividends to and including the date of payment thereof. Upon the payment in full of all amounts due to Holders of the Series D Preferred Stock the Holders of the Common Stock of the Corporation and any other class of Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series D Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series D Preferred Stock upon such liquidation, dissolution or winding-up, whether voluntary or involuntary, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of shares of Junior Stock ratably among the Holders of the Series D Preferred Stock.

               (b) Neither the purchase nor the redemption by the Corporation of shares of any class of stock nor the merger or consolidation of the Corporation with or into any other corporation or corporations nor the sale or transfer by the Corporation of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Corporation for the purposes of this paragraph 3.

        4. Conversion into Common Stock. Shares of Series D Preferred Stock shall have the following conversion rights and obligations:

               (a) Subject to the further provisions of this paragraph 4 each Holder of shares of Series D Preferred Stock shall have the right at any time and from time to time from the date on which


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shares of Series D Preferred Stock were issued, to convert such shares into fully paid and non-assessable shares of Common Stock of the Corporation (as defined in paragraph 4(i) below) determined in accordance with the Conversion Price provided in paragraph 4(b) below (the "Conversion Price"); provided, that the aggregate Stated Value to be converted shall be at least $10,000 (unless if at the time of such conversion the aggregate Stated Value of all shares of Series D Preferred Stock registered to the Holder is less than $10,000, then the whole amount may be converted). All issued or accrued but unpaid dividends shall be converted simultaneously with the conversion of principal amount of Stated Value of Series D Preferred Stock being converted.

               (b) The number of shares of Common Stock issuable upon conversion of each share of Series D Preferred Stock shall equal (i) the sum of (A) the Stated Value per share and (B) accrued and unpaid dividends on such share, divided by (ii) the Conversion Price. The Conversion Price shall be equal to the lesser of: (i) 110% of the average of the Closing Bid Price of the Corporation's Common Stock for the trading day immediately preceding the date of issuance of the shares of Series D Preferred Stock; or (ii) at 90% of the average of the four lowest Closing Bid Prices for the 22 trading days immediately preceding the conversion of the respective shares of Series D Preferred Stock. The Closing Bid Price shall mean the closing bid price of the Corporation's Common Stock as reported by NASDAQ or the principal exchange or market where traded.

               (c) The Holder of any certificate for shares of Series D Preferred Stock desiring to convert any of such shares may give notice of its decision to convert the shares into common stock by delivering or telecopying an executed and completed notice of conversion to the Corporation or the Corporation's Transfer Agent and delivering within three business days thereafter, the original notice of conversion and the certificate for the Preferred Stock properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require) to the Corporation or the Corporation's Transfer Agent. Each date on which a notice of conversion is delivered or telecopied to and received by the Corporation or the Corporation's Transfer Agent in accordance with the provisions hereof shall be deemed a Conversion Date. A form of Notice of Conversion that may be employed by a Holder is annexed hereto as


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Exhibit A.     The Corporation will transmit the certificates representing the shares of common stock issuable upon conversion of any Series D Preferred Stock (together with the Series D Preferred Stock representing the shares not converted) to the Holder via express courier, by electronic transfer or otherwise, within seven business days after receipt by the Corporation of the original notice of conversion and the Series D Preferred Stock representing the shares to be converted ("Delivery Date"). The Holder of the shares so surrendered for conversion shall be entitled to receive (except as otherwise provided herein) on or before the Delivery Date a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such Holder shall be entitled upon such conversion registered in the name of such Holder. The Corporation is obligated to deliver to the Holder simultaneously with the aforedescribed Common Stock, additional Common Stock representing the conversion at the Conversion Price of dividends accrued on the Series D Preferred Stock being converted. In the case of any Series D Preferred Stock which is converted in part only the Holder of shares of Series D Preferred Stock shall upon delivery of the certificate or certificates representing Common Stock also receive a new share certificate representing the unconverted portion of the shares of Series D Preferred Stock. Nothing herein shall be construed to give any Holder of shares of Series D Preferred Stock surrendering the same for conversion the right to receive any additional shares of Common Stock or other property which results from an adjustment in conversion rights under the provisions of paragraph (d) or (e) of this paragraph 4 until Holders of Common Stock are entitled to receive the shares or other property giving rise to the adjustment.


               In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation or Transfer Agent of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the record Holder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series D


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Preferred Stock so converted.

               Notwithstanding the foregoing, if the stock transfer books are closed on the date a Notice of Conversion is received by the Transfer Agent or Corporation, the conversion privilege shall be deemed to have been exercised and the person or entity shall be treated as a record Holder of shares of Common Stock on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the date such conversion privilege was exercised. The Corporation shall not be required to deliver certificates for shares of its Common Stock or new certificates for unconverted shares of its Series D Preferred Stock while the stock transfer books for such respective classes of stock are duly closed for any purpose; but the right of surrendering shares of Series D Preferred Stock for conversion shall not be suspended during any period that the stock transfer books of either of such classes of stock are closed.

               Upon the conversion of any shares of Series D Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

               The Corporation shall be required, in connection with any conversion of Series D Preferred Stock, and payment of dividends on Series D Preferred Stock to issue a fraction of a share of its Series D Preferred Stock and to deliver a stock certificate representing such fractional share.

               The Corporation and Holder may not convert that amount of the Series D Preferred Stock on a Conversion Date in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Subscriber and its affiliates on such Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Series D Preferred Stock with respect to which the determination of this proviso is being made on such Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Corporation. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership


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shall be determined in accordance with Section 13(d) of the Securities Exchange
Act of 1934, as amended, and Regulation 13d-3 thereunder, except as otherwise provided in clause (i) of such proviso.

          (d) The Conversion Price shall be subject to adjustment from time to time as follows:

               (i) In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series D Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series D Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series D Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event.

          (e) (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series D Preferred Stock shall have terminated, as part of such merger lawful provision shall be made so that Holders of Series D Preferred Stock shall thereafter have the right to convert each share of Series D Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the


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adjustments provided for in paragraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.


               (ii) In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series D Preferred Stock shall thereafter have the right to convert each share of the Series D Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

          (f) Whenever the number of shares to be issued upon conversion of the Series D Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series D Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series D Preferred Stock notice of such adjusted conversion price.

          (g)  In case at any time the Corporation shall propose:

               (i) to pay any dividend or distribution payable in shares upon its Common Stock or make any distribution (other than cash dividends) to the Holders of its Common Stock; or

               (ii) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

               (iii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in


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any reclassification, conversion, or change of the outstanding shares of Common
Stock); or

               (iv) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least fifteen (15) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Transfer Agent for the Series D Preferred Stock and for the Common Stock and to the Holders of record of the Series D Preferred Stock.

          (h) So long as any shares of Series D Preferred Stock shall remain outstanding and the Holders thereof shall have the right to convert the same in accordance with provisions of this paragraph 4 the Corporation shall at all times reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversions.

          (i) The term Common Stock as used in this paragraph 4 shall mean the no par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed or shares of stock of any class of other securities and/or property into which the shares of Series D Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

          (j) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series D Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series D Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

          (k) Subject to the provisions of this Sections, if the Corporation at any time shall issue any shares of Common Stock prior to the conversion of the entire Stated Value of the Series D


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Preferred Stock and dividends on such Series D Preferred Stock (otherwise than:
(i) as provided in paragraph (d) and (e) of this Paragraph 4; or (ii) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as described in writing to the Holder prior to the date of issuance of Series D Preferred Stock to the Holder or in filings made by the Corporation prior to the date hereof with the Securities and Exchange Commission including all shares reserved for issuance pursuant to the Corporation's existing option and stock plans or to employees or directors of the Corporation pursuant to a stock incentive or other plan, which plan and which grant is approved by the Board of Directors of the Corporation, [(i) and (ii) above are referred to as the "Existing Option Obligations"]; or (iii) for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced as follows: (y) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any received by the Corporation upon such issue of additional shares of Common Stock; and (z) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. Except for the existing Option Obligations and options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Corporation, for purposes of this adjustment, the issuance of any security of the Corporation carrying the right to convert such security into shares of Common Stock or of any warrant, right, or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

               (l) In the event a Holder shall elect to convert any shares of Series D Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series D Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such Holder in the amount of 125% of the Stated Value of the Series D Preferred Stock and dividends sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the


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proceeds of which shall be payable to such Holder in the event it obtains judgment.

               (m) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series D Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series D Preferred Stock, the Corporation shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

        5.     Mandatory Conversion.

               (a) The shares of Series D Preferred Stock and dividends not previously converted into shares of Common Stock shall be converted into shares of Common Stock without further action of the Holder on the date that is two years from the date of issuance thereof ("Mandatory Conversion Date"), at the Conversion Price and on the conversion terms specified in paragraph 4(b). Deliveries of Common Stock upon Mandatory Conversion shall be made as if the Mandatory Conversion Date were a Conversion Date.

               (b) Notice of conversion of Series D Preferred Stock by the Corporation pursuant to this paragraph 5 shall be given by mail or in such other manner as may be prescribed by resolution of the Board not less than thirty (30) days prior to the Mandatory Conversion Date. As applicable, the notice shall specify the number of shares to be converted, the date fixed for conversion,


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and the conversion price per share.

               (c) The Holder of any certificate for shares of Series D Preferred Stock that is converted pursuant to this Section 5 shall surrender such certificate at the principal office of any transfer agent for said stock (the "Transfer Agent") properly endorsed for or accompanied by duly executed instruments of transfer (and such other transfer papers as said Transfer Agent may reasonably require). The Holder of the shares so surrendered for conversion shall be entitled to receive (except as otherwise provided herein) a certificate or certificates which shall be expressed to be fully paid and non-assessable for the number of shares of Common Stock to which such Holder shall be entitled upon such conversion registered in the name of such Holder.

               (d) On and after the Mandatory Conversion Date and notwithstanding that any certificate for shares of Series D Preferred Stock so called for conversion shall not have been surrendered for cancellation, all dividends on the Series D Preferred Stock called for conversion shall cease to accrue and the shares represented thereby shall no longer be deemed outstanding and all rights of the Holders thereof as Holders of the Corporation shall cease and terminate, except the right to receive the shares of Common Stock upon conversion as provided herein.

               (e) In no event shall a Mandatory Conversion occur without the consent of the Holder of Series D Preferred Stock at any time unless the Common Stock to be delivered upon conversion will be upon delivery and thereafter immediately resalable, without restrictive legend and upon such resale freely transferable on the transfer books of the Corporation.

        6. Voting Rights. The shares of Series D Preferred Stock shall not have voting rights.

        7. Redemption. The Corporation will have the option of redeeming the Series D Preferred Stock ("Optional Redemption") by paying to the Holder a sum of money equal to the Closing Bid Price


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of the Common Stock on the date notice of redemption ("Notice of Redemption) is given to a Holder ("Redemption Date") multiplied by the number of shares of Common Stock that would be issued upon conversion of the designated amount of Stated Value of Series D Preferred Stock being redeemed and the dividends accrued thereon, at the Conversion Price that would be in effect on the Redemption Date ("Redemption Amount") but in no event may the Redemption Amount be less than 110% of the Stated Value of the Series D Preferred Stock being redeemed plus the dollar amount of accrued dividends on the Series D Preferred Stock being redeemed. A Notice of Redemption may not be given in connection with any Series D Preferred Stock for which notice of conversion has been given by the Holder either before or after receipt by the Holder of a Notice of Redemption except that after receipt by the Holder of a Notice of Redemption the Holder may elect by giving written notice to the Corporation within three (3) business days of a Redemption Date to convert no more than ten percent of the Series D Preferred Stock noticed in the Notice of Redemption. The Redemption Amount (less any amount that may be converted by a Holder) must be paid in good funds to the Holder no later than the fifth business day after the Redemption Date. In the event the Corporation fails to pay the Redemption Amount by such date, then the Redemption Notice will be null and void and the Corporation will thereafter have no further right to effect an Optional Redemption. Any Notice of Redemption must be given to all Holders of Series D Preferred Stock in proportion to their holdings of Series D Preferred Stock on a Redemption Date. The minimum Redemption Amount must be no less than the sum that would be realized by the Holder on the Redemption Date of a sale of the amount of Common Stock receivable upon conversion of the amount of Series D Preferred Stock being redeemed plus the dollar amount of accrued dividends on the Series D Preferred Stock being redeemed but in no event may the Redemption Amount be less than 110% of the Stated Value of the Series D Preferred Stock being redeemed plus the dollar amount of accrued dividends on the Series D Preferred Stock being redeemed.

        8. Event of Default. The occurrence of any of the following events of default ("Event of Default") shall, after the applicable period to cure the Event of Default, cause the dividend rate of 5% described in paragraph 2 hereof to become 10% from and after the occurrence of such event, and the Holder shall have the option to require the Corporation to redeem the Series D Preferred Stock held by such Holder by the immediate payment to the Holder by the Corporation of a sum of money equal to the number of shares that would be issuable upon conversion of an amount of Stated Valued and accrued dividends designated by the Holder at the Conversion Price


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in effect as of the trading day prior to the date notice is given to the
Corporation multiplied by the average closing ask price of the Corporation's Common Stock on such date:

               (a) The Corporation fails to pay any dividend payment required to be paid pursuant to the terms of paragraph 2 hereof or the failure to timely pay any other sum of money due to the Holder from the Company and such failure continues for a period of ten (10) days after written notice to the Corporation from the Holder.

               (b) The Corporation breaches any material covenant, term or condition of the Subscription Agreement entered into between the Corporation and Holder relating to Series D Preferred Stock (the "Subscription Agreement") or in this Certificate of Determination, and such breach continues for a period of seven (7) days after written notice to the Corporation from the Holder.

               (c) Any material representation or warranty of the Corporation made in the Subscription Agreement, or in any agreement, statement or certificate given in writing pursuant thereto shall be false or misleading.

               (d) The Corporation shall make an assignment of a substantial part of its property or business for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

               (e) Any money judgment, confession of judgment, writ or similar process shall be entered against the Corporation or its property or other assets for more than $100,000, and is not vacated, satisfied, bonded or stayed within 45 days.

               (f) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation.

               (g) The failure to maintain a listing of the Common Stock on the NASDAQ SmallCap Market (or successor market, if any).

               (h) An order entered by a court of competent jurisdiction, or by the Securities and Exchange Commission, or by the National Association of Securities Dealers, preventing purchase and sale transactions in the Corporation's Common Stock.


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               (i) The Corporation's failure to timely deliver Common Stock to the Holder pursuant to paragraph 4 hereof or the Subscription Agreement.

               (j) The occurrence of a Non-Registration Event as described in
Section 10.4 of the Subscription Agreement, except as otherwise provided in the Subscription Agreement.

               (k) The occurrence of an Approval Default as that term is defined in the Subscription Agreement, but such Event of Default shall apply only to Series D Preferred that can not be converted into Common Stock.

               (l) The occurrence of a Non-Effectiveness Event as described in
Section 10.4 of the Subscription Agreement that has occurred and is continuing on September 1, 1999.

        9. Status of Converted or Redeemed Stock. In case any shares of Series D Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, converted, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series D Preferred Stock.

        10. Additional Restrictions. For as long as any shares of the Series D Preferred Stock are outstanding, the Corporation will not issue any preferred stock that is senior to the Series D Preferred Stock, and will not amend the terms of the Series D Preferred Stock without the written consent of 80% in interest of the Holders of the Series D Preferred Stock.

                               BIKERS DREAM, INC.


                                By: /s/ Herm Rosenman
                                   ----------------------------------
                                    Herm Rosenman


                                By: /s/ Anne Todd
                                   ----------------------------------
                                    Anne Todd

          The undersigned declare under penalty of perjury under the laws of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge and that this declaration was executed on January 26, 1999.



                                            /s/ Herm Rosenman
                                            ------------------------------------
                                            Herm Rosenman



                                            /s/ Anne Todd
                                            ------------------------------------
                                            Anne Todd

                                    EXHIBIT A

                              NOTICE OF CONVERSION

          (To Be Executed By the Registered Holder in Order to Convert the Series D Convertible Preferred Stock of Bikers Dream, Inc.)

        The undersigned hereby irrevocably elects to convert $______________ of the Stated Value of the above Series D Convertible Preferred Stock into shares of Common Stock of Bikers Dream, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion:_______________________________________________

Applicable Conversion Price Per Share:____________________________


Conversion Price Calculated Pursuant to:
Section 4(b)(i):_________________   or 4(b)(ii)____________________


If pursuant to 4(b)(ii), the four dates and closing prices employed are:

(1)_____________/$______________    (2)______________/$____________

(3)_____________/$______________    (4)______________/$____________


Number of Common Shares Issuable Upon This Conversion:_____________


Signature:_________________________________________________________


Print Name:________________________________________________________


Address:___________________________________________________________

___________________________________________________________________


Deliveries Pursuant to this Notice of Conversion Should Be Made to:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________